Silberstein Ungar, PLLC CPAs and Business Advisors

www.sucpas.com

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 205497561

Re: Bergio International, Inc.

We have read the statements included in the 8-K dated July 24, 2014 of Bergio International, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC